                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant / /

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     / / Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 GOODHEART-WILLCOX
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 GOODHEART-WILLCOX
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------

[GOODHEART-WILLCOX LOGO]

                             THE GOODHEART-WILLCOX
                                 COMPANY, INC.
              123 WEST TAFT DRIVE -- SOUTH HOLLAND, ILLINOIS 60473

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 9, 1996

To the Shareholders of The Goodheart-Willcox Company, Inc.:

     The Annual Meeting of Shareholders of The Goodheart-Willcox Company, Inc., will be held at the offices of the Company on Tuesday, July 9, 1996 at 9:30 a.m. C.D.T., for the following purposes:

     1. To fix the number and elect directors of the Company to serve until the next meeting of shareholders and until their respective successors shall have been elected and qualified.

     2. To consider and vote upon ratifying the selection of Grant Thornton LLP as independent certified public accountants for the current fiscal year.

     3. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on May 24, 1996, are entitled to notice of and to vote at the meeting and any adjournment thereof.

     The Company's Annual Report, with financial statements for the fiscal year ending April 30, 1996, a proxy statement and a form of proxy are enclosed herewith.

     Please execute the enclosed proxy and return it promptly in the enclosed envelope to ensure that your shares are represented at the meeting. If you attend the meeting and wish to vote in person, you may then withdraw your proxy.

                                           By Order of the Board of Directors

                                           DICK G. SNYDER
                                           Vice President and Secretary

June 18, 1996

                      THE GOODHEART-WILLCOX COMPANY, INC.

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders of The Goodheart-Willcox Company, Inc. (the "Company") to be held Tuesday, July 9, 1996, and at any adjournment thereof, for the purposes set forth in the attached notice. The cost of proxy solicitation will be paid by the Company and may be by mail or by telephone. All proxies which are properly executed and received prior to the meeting will be voted in accordance with the choices specified thereon. When no choice is specified, they will be voted in accordance with the recommendations of management. Any shareholder giving a proxy may revoke it by notice in writing delivered to the Secretary at any time prior to its use, by delivering a later proxy or by voting in person at the Annual Meeting.

     At the close of business on May 24, 1996, the record date for the determination of shareholders entitled to vote at the meeting, there were outstanding and entitled to vote 747,900 shares of the Company's $1.00 par value common stock. Each share is entitled to one vote on all matters. There are no cumulative voting rights. The nominees receiving the greatest number of votes cast by the holders of common stock will be elected directors. The affirmative vote of the majority of shares of common stock present in person or by proxy at the meeting is necessary for the ratification of the selection of the independent certified public accountants.

     The Company's Annual Report, including financial statements for the fiscal year ending April 30, 1996, proxy statement and form of proxy are scheduled to be mailed to shareholders on or about June 18, 1996.

ITEM 1.  ELECTION OF DIRECTORS

     Management has recommended that the number of directors to be elected at this meeting be fixed at seven, the same number as were elected at last year's Annual Meeting of Shareholders.

     The directors are to be elected to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. It is intended that proxies will be voted, unless otherwise specified, for the nominees named below. Proxies will be voted in a discretionary manner should any nominee be unable to serve. Management has no reason to believe that any nominee will be unable to serve.

     The following table sets forth information as to the principal occupations and affiliations during the last five years or more of each nominee:

                        NAME AND PRINCIPAL OCCUPATIONS                           DIRECTOR
                                OR AFFILIATIONS                                   SINCE*
                        ------------------------------                           --------
Walter C. Brown, EdD, age 78, Consulting Editor to the Company since 1981;
  Professor Emeritus, Division of Technology, College of Engineering and
  Applied Sciences, Arizona State University, Tempe, Arizona, since 1966; past
  President, International Technology Education Association; former Chairman of the Board of Arizona Job Colleges, Inc.; past President, International
  Council on Technology Teacher Education; consultant to the Company since
  1959.........................................................................    1974

Robert C. DeBolt, age 57, President and Chief Executive Officer, since 1984,
  F.H. Ayer Manufacturing Co., Chicago Heights, Illinois, a remanufacturer of pumps, steam turbines and transmissions; Director, F.H. Ayer Manufacturing
  Co., Field Technologies, Inc., Highland, Indiana, First National Bank,
  Chicago Heights, Illinois; member Audit/Compensation Committee of Board of
  Directors....................................................................    1992

George A. Fischer, age 80, Chairman of the Board since June, 1980; President and Chief Executive Officer from January, 1973 to June, 1980; prior thereto
  various positions with the Company since 1955................................    1955

John F. Flanagan, age 52, President and Chief Executive Officer since June,
  1980; Treasurer from January, 1973 to April, 1988; Vice President from
  January, 1973 to June, 1980; prior thereto various positions with the Company
  since 1968...................................................................    1971

Wilma Pitts Griffin, PhD, CFCS, age 59, Professor since 1987, Department of
  Family and Consumer Sciences, Baylor University, Waco, Texas; Associate
  Professor, University of Texas, Austin, Texas, 1973 to 1987; President,
  American Association of Family and Consumer Sciences, 1985 to 1986;
  consultant to the Company since 1982; member, Audit/Compensation Committee of
  Board of Directors...........................................................    1988

Clois E. Kicklighter, EdD, age 57, Dean since 1983, School of Technology,
  Indiana State University, Terre Haute, Indiana; Professor of Construction
  Technology since 1966; Chairman, Executive Board, National Association of
  Industrial Technology, 1988-1989; Chairman, National Association of
  Industrial Technology National Board of Accreditation, 1989 to present;
  consultant to the Company since 1983.........................................    1988

Mrs. Loraine J. Mix, age 84, private investor..................................    1973

- ---------------

* Includes predecessors of the Company for years prior to July, 1972.

                             ADDITIONAL INFORMATION
                         CONCERNING BOARD OF DIRECTORS

     All seven of the nominees were elected directors of the Company at the last Annual Meeting of Shareholders. The Board of Directors had six meetings during the fiscal year ended April 30, 1996. All directors attended the 1995 Annual Meeting of Shareholders and all the meetings of the Board during the fiscal year.

                          AUDIT/COMPENSATION COMMITTEE

     The Board of Directors has established an Audit/Compensation Committee which recommends to the Board of Directors the engagement of independent auditors of the Company and reviews with such auditors the scope and result of their audits, the internal accounting controls of the Company and the professional services furnished by such auditors to the Company. The Committee further reviews and recommends to the Board of Directors compensation arrangements for the officers of the Company. The Committee presently consists of Wilma Pitts Griffin, Chairperson, and Robert C. DeBolt. During Fiscal 1996, the Committee met on four occasions.

                           COMPENSATION OF DIRECTORS

     Each director who is not on the Company's payroll is entitled to compensation of $12,000 per annum, payable quarterly, except a director who is absent from two consecutive regularly scheduled directors' meetings, with or without cause, is not entitled to the next following quarterly payment and, further provided, nonemployee directors shall be additionally entitled to a $500 attendance fee for each meeting of a duly constituted committee of the Board. Directors are reimbursed for expenses incurred by attendance at the meetings.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table lists the beneficial ownership, as of May 1, 1996, of persons known to the Company to be the beneficial owner of more than five percent of the Company's common stock. The table also lists the beneficial ownership, as of May 1, 1996, of common stock owned by all directors and executive officers of the Company, and by all directors and executive officers as a group:

                                                                       AMOUNT AND
               NAME OF                           POSITION              NATURE OF    PERCENT OF
          BENEFICIAL OWNER                     WITH COMPANY            OWNERSHIP      CLASS
          ----------------                     ------------            ----------   ----------
Mrs. Loraine J. Mix..................  Director                          292,300(1)    39.1%
George A. Fischer....................  Director, Chairman of the Board   163,200       21.8%
Fred Eychaner........................                                    111,412(2)    14.9%
Century Partners.....................                                     42,700(3)     5.7%
John F. Flanagan.....................  Director and Executive Officer     20,634(4)     2.8%
Walter C. Brown......................  Director                            1,000(5)    *
Robert C. DeBolt.....................  Director                               --         --
Wilma Pitts Griffin..................  Director                              150       *
Clois E. Kicklighter.................  Director                              100       *
Donald A. Massucci...................  Executive Officer                     300       *
Dick G. Snyder.......................  Executive Officer                     700       *

Directors and Executive Officers as a Group (9 Persons).............     478,384         64%

- ---------------

  * Less than one percent
(1) Mrs. Mix owns 27,100 shares and, in addition, is a co-trustee, with sole voting and investment power relating to shares of the Company, and a beneficiary together with her two daughters, one of whom is the wife of Mr. Flanagan, of a testamentary trust established by the Last Will of Floyd M. Mix, deceased, which trust holds 265,200 shares of the Company.
(2) On October 12, 1994, Mr. Fred Eychaner filed a Schedule 13D Statement with the Securities and Exchange Commission disclosing the purchase of 111,412 shares of the Company's securities. Mr. Eychaner stated that the shares were purchased for investment and additional purchases of the Company's stock may be made subject to the availability of additional shares, an acceptable price, alternative sources of investment, and other factors. Mr. Eychaner also stated therein that there are no present plans to seek representation on the Company's Board of Directors. His address is 1645 West Fullerton Parkway, Chicago, Illinois 60614.
(3) On or about February 12, 1990, Century Partners filed a Schedule 13G with the Securities and Exchange Commission disclosing the purchase of 38,300 shares of the Company's securities. In addition, Century Partners advised the Company that on June 9, 1993 it filed Amendment #1 to

     Schedule 13G with the Securities and Exchange Commission showing Century Partners owner of record of 42,700 shares or 5.7% of the Company's outstanding stock. Their address is 800 Post Road, P.O. Box 4032, Darien, Connecticut 06820.
(4) Of these shares, 18,000 are owned beneficially and of record by Mr. Flanagan's wife, 2,614 are owned jointly by Mr. Flanagan and his wife and 20 are held by him as custodian for their children.
(5) These shares are owned beneficially and of record by Dr. Brown and his wife as co-trustees under a living trust.

                            STOCK PURCHASE AGREEMENT

     On November 19, 1981, the Company entered into an agreement with George A. Fischer for the right to purchase all his common stock (securities) in the Company as of the date of his death. The price shall be equal to the fair market value of the securities as of the date of his death as determined by a designated securities dealer located in Chicago, Illinois. After an initial payment of 40% of the securities' purchase price, the Company can pay for the securities over a 5 year period. The Company owns and is the beneficiary of insurance on the life of Mr. Fischer in order to meet a substantial portion of its obligation under this agreement.

                             EXECUTIVE COMPENSATION

          REPORT OF AUDIT/COMPENSATION COMMITTEE OF BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     The Audit/Compensation Committee (the "Committee") of the Board of Directors determines the base salary and annual bonuses for executive officers based on Company and individual performance. Measurement of corporate performance is based on Company goals and industry performance levels.

     To aid the Committee in this process, a review and evaluation of executive compensation practices of other similar sized publishing companies was conducted in early 1996. The Company's executive level positions were matched to comparable survey positions. Competitive market compensation levels were determined for base salary level increase and performance bonuses for the executive officers to a level consistent with those of other companies in the industry.

                                           Wilma Pitts Griffin, Chairperson
                                           Robert C. DeBolt, Member

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Board of Directors adopted a Supplemental Executive Retirement Plan ("SERP") effective May 1, 1994. The SERP is a non-qualified retirement plan established for the benefit of a select group of management employees of the Company to supplement benefits provided under the Company's Employees' Profit Sharing Plan ("Plan"). To the extent benefits under the Plan are limited by the Internal Revenue Code of 1986, supplemental benefits are provided under the terms and conditions of the SERP. The Company administers the SERP and the Board of Directors may amend or terminate it at any time, provided that no amendment shall reduce or discontinue any benefit accrued to the date of the Amendment. The Company has not funded the SERP and there are no assets held by it.

                           SUMMARY COMPENSATION TABLE

     The following table shows executive compensation for the fiscal years indicated for the Chief Executive Officer and all other executive officers of the Company ("Named Officers"):

                                                                                       ALL OTHER
                                                    ANNUAL COMPENSATION               COMPENSATION
                                                    -------------------               ------------
          NAME AND PRINCIPAL            FISCAL                         OTHER ANNUAL
               POSITION                  YEAR     SALARY     BONUS     COMPENSATION
          ------------------            ------   --------   --------   ------------
John F. Flanagan......................   1996    $255,000   $ 81,000        N/A(2)      $ 34,689
  President and Chief Executive          1995     245,000    100,000        N/A(2)        34,689
  Officer                                1994     235,000     81,000        N/A(2)        33,393(1)
Donald A. Massucci....................   1996    $110,000   $ 25,000        N/A(2)      $ 25,511
  Vice-President/Treasurer               1995     105,500     35,000        N/A(2)        26,336
                                         1994     101,500     25,000        N/A(2)        21,939(1)
Dick G. Snyder........................   1996    $110,000   $ 25,000        N/A(2)      $ 29,548
  Vice-President/Secretary               1995     105,500     35,000        N/A(2)        30,373
                                         1994     101,500     25,000        N/A(2)        22,572(1)

- ---------------

(1) Amounts of All Other Annual Compensation include amounts contributed or accrued for fiscal 1996 by the Company for or in behalf of the Named Officers under the Company's Employee Profit Sharing Plan, and the Supplemental Executive Retirement Plan (SERP) and amounts paid in fiscal 1996 by the Company for life insurance coverage. For Messrs. Flanagan, Massucci and Snyder, the respective amounts contributed to the Profit Sharing Plan were: $22,500, $20,276 and $20,276, and the respective amounts paid for life insurance premiums were $4,689, $5,235 and $9,272. The amount accrued under the SERP for Mr. Flanagan was $7,500.
(2) The value of such benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any Named Officer.

                     EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

     An agreement dated June 1, 1975, amended from time to time and further amended April 12, 1996, between the Company and the Chief Executive Officer John
F. Flanagan provides that until May 31, 1998, or any renewal date, he will serve as Chief Executive Officer, with his duties to be determined by the Board of Directors. Effective May 1, 1996, he is to be paid compensation of $262,650 per year, plus reimbursement of expenses and any bonus awarded to him by the Board of Directors. In the event Mr. Flanagan should die before the expiration date of the agreement, the Company will pay his estate twenty-four months' full salary. In addition, the agreement provides that if he is living and under continuing disability for more than twenty-four months, the Company will pay him one-half salary per month, not to exceed, however, sixty months. The agreement further provides for reimbursement of medical care expenses incurred by him, his spouse or defined dependents, not otherwise reimbursed by insurance provided by the Company. From the date the agreement or any renewal expires, and if Mr. Flanagan retires from the employ of the Company, he is to be paid consultative compensation of $40,000 per year until his death.

                         SHAREHOLDER RETURN PERFORMANCE

     The line graph following compares the annual change in the cumulative total shareholder return, assuming reinvestment of dividends, on the Company's common stock (GWOX) against the cumulative total return of the dividends of the S&P 500 Composite Stock Index (S&P 500) and the S&P Publishing Index for the five year period ending April 30, 1996.

     The graph is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This graph in no way reflects the Company's forecast of future financial performance.

     Comparison of Five Year Cumulative Total Return, assuming reinvestment of dividends, among Goodheart-Willcox (GWOX), S&P Publishing Index and S&P 500 Index.

                                   [GRAPH]

                1991    1992    1993    1994    1995    1996
                ----    ----    ----    ----    ----    ----
GWOX            100     80      71      69      82      110
S&P Publishing  100     114     125     131     154     201
S&P 500         100     110     127     149     149     187


                           (April 30, 1991 = $100)

ITEM 2.  SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     At a meeting held on April 12, 1996, the Board of Directors named Grant Thornton LLP as independent certified public accountants to audit the financial statements of the Company for the fiscal year ending April 30, 1997, subject to ratification and approval by the shareholders. Grant Thornton LLP and its predecessors have acted in that capacity for more than the past ten years. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting of Shareholders to answer appropriate questions and, if such representative wishes to do so, make a statement. Grant Thornton LLP performs those procedures necessary to enable them to express their opinion on the annual financial statements of the Company.

                                 OTHER BUSINESS

     Management knows of no matters to be presented to the meeting other than those set forth in this proxy statement. However, if any other matter shall properly come before the meeting, the shares represented by the proxies signed and returned by the shareholders, if not otherwise specified, will be voted thereon in the discretion of the persons voting such shares.

     Any proposal which a shareholder contemplates presenting at the Annual Meeting of the Shareholders of the Company in 1997 must be received at the offices of the Company not later than March 15, 1997, to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting.

                                           By Order of the Board of Directors

                                           DICK G. SNYDER
                                           Vice President and Secretary

                      THE GOODHEART-WILLCOX COMPANY, INC.

                 ANNUAL MEETING OF SHAREHOLDERS -- JULY 9, 1996

        Todd J. Scheffers and Dick G. Snyder, and each of them, with power of substitution in each, are hereby authorized to represent and vote the stock of the undersigned at the Annual Meeting of Shareholders of The Goodheart-Willcox Company, Inc., to be held at 9:30 a.m. C.D.T., on July 9, 1996, or any adjournment:

            1. ELECTION OF DIRECTORS:          WITHHOLD AUTHORITY
               FOR all nominees listed below   to vote for all nominees listed
               (except as marked to the        below / /
               contrary below) / /


         Walter C. Brown, Robert C. DeBolt, George A. Fischer, John F.
                         Flanagan, Wilma Pitts Griffin,
                    Clois E. Kicklighter and Loraine J. Mix

            (INSTRUCTION: To withhold authority to vote for any
                          individual nominee write that nominee's name on the space provided below.)

        ----------------------------------------------------------------
            2. PROPOSAL TO APPROVE THE SELECTION OF GRANT THORNTON LLP
               as the independent certified public accountants for the current fiscal year.

              / / FOR    / / AGAINST    / / ABSTAIN

            3. In their discretion on any other business that may
               properly come before the meeting.

              / / GRANTED                / / WITHHELD
                  (continued and to be signed on reverse side)


        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, IN FAVOR OF ITEM 2 AND GRANT THE DISCRETIONARY POWER IN ITEM 3.

        Dated:  ______________ , 1996.

                                        ----------------------------------
                                                   Signature

                                        ----------------------------------
                                                   Signature

                                        NOTE:

                                        Please sign exactly as your name
                                        appears at the left. If shares are
                                        held jointly, each holder must
                                        sign. If signing for an estate,
                                        trust or corporation, title or
                                        capacity should be stated.

                                        PLEASE PROMPTLY RETURN PROXY IN THE
                                        ACCOMPANYING ENVELOPE. NO POSTAGE
                                        REQUIRED IF MAILED IN THE UNITED
                                        STATES.

                                        I plan to attend the meeting.   / /

[GOODHEART-WILLCOX LOGO]     1996 ANNUAL REPORT
                             THE GOODHEART-WILLCOX CO., INC.


                                   [GRAPHIC]

TO OUR SHAREHOLDERS:

Fiscal nineteen ninety-six was another excellent year for Goodheart-Willcox. The financial accomplishments documented in this annual report reflect the strong performance of your Company in a soft market. Last year's letter to the shareholders stated "For the approaching busy summer season, there are no significant state adoptions in our curriculum areas. Increased sales from open territories will only make up a part of the decline in potential adoption opportunities in the coming year."

Achieving sales of $14,645,000, a decline of less than a half a percentage point from the previous record year, is a major accomplishment for fiscal 1996. The lack of state textbook adoption potential caused net sales to drop by approximately 8% in the first two quarters of fiscal 1996 when about two thirds of the annual sales are historically made. The major investment committed to revising leading backlist titles paid off in the third and fourth quarters when the sales of the newly released copyrights increased sales by about 16% in our off-season. The final sales figure, which exceeded projections and expectations, is a credit to your Company's editorial department, the creative individuals in the production area, and the sales and marketing team. Striving to meet ambitious sales goals is a way of life at Goodheart-Willcox.

Goodheart-Willcox continues to be profitable, reporting net earnings of $1,596,000 for fiscal 1996. While below the record $2,017,000 of last year, this figure compares favorably with the $1,357,000 earned in fiscal 1994. The five year summary on page 6 shows a steady progression of earnings, including the spectacular results of last year when major adoptions impacted the trend. Your Company achieved these earnings by exceptional performance in publishing successful products, and by monitoring costs and expenses, all in the face of competitive and pricing pressures.

The financial stability of your Company allows management to take a long term view of the publishing process. Goodheart-Willcox plans for the future by devoting significant resources to prepublication products and services. The rate of investment in new and revised textbook and supplement titles as a percentage of sales for fiscal 1996 was approximately 9.5%, compared to an investment rate of 6% in fiscal 1995 and 5% in 1994. The narrow market focus of the product lines allows the Company to target shifts in curriculum trends, provide timely products, and add value into proven backlist titles during the revision process.

Goodheart-Willcox plans for the future by investing in facilities which will support our employees and customers. A new warehouse and office building is under construction on 5.9 acres in Tinley Park, Illinois, only about eight miles from the current South Holland location. Upon relocation, it is anticipated your Company will retain all the present talented employees as a productive workforce for future growth. The warehouse will provide approximately two and one-half times the current storage capacity while allowing for strengthened distribution capability. New equipment for tele/data applications should increase employee productivity and improve customer servicing. The new facility is scheduled for occupancy in early fiscal 1997 and will be financed using existing capital resources.

People are the key to Goodheart-Willcox's success. Your Board members and employees appreciate the opportunity to be associated with this Company and pledge to dedicate our efforts to continue the Goodheart-Willcox history of profitability while maintaining a leadership position in publishing.







/s/ George A. Fischer                 /s/ John F. Flanagan
    George A. Fischer                     John F. Flanagan
    Chairman of the Board                 President and Chief Executive Officer

THE GOODHEART-WILCOX COMPANY, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS


                                                                                April 30,
                                                                        -------------------------
                                                                            1996          1995
                                                                            ----          ----
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                             $ 5,118,000   $ 7,460,000
  Accounts receivable-net of allowance for doubtful
    receivables and sales returns of $113,000 and $183,000                1,421,000     1,159,000
  Inventories                                                             1,967,000     1,649,000
  Deferred income taxes                                                     476,000       505,000
  Prepaid income taxes                                                       36,000            --
  Other                                                                     119,000        86,000
                                                                        -----------   -----------
    Total current assets                                                  9,137,000    10,859,000
                                                                        ===========   ===========

INVESTMENT SECURITIES AVAILABLE-FOR-SALE                                     91,000        89,000
PREPUBLICATION COSTS-net of accumulated amortization of
 $1,071,000 and $892,000                                                  1,639,000     1,097,000
PROPERTY AND EQUIPMENT-net                                                2,253,000       736,000
CASH SURRENDER VALUE OF LIFE INSURANCE-net of loans of $363,000
 and $331,000                                                               585,000       411,000
                                                                        -----------   -----------
                                                                        $13,705,000   $13,192,000
                                                                        ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable                                                       $   852,000   $   978,000
 Accrued real estate taxes                                                   89,000        80,000
 Accrued compensation                                                       325,000       496,000
 Dividends payable                                                          299,000       299,000
 Royalties payable                                                          212,000       184,000
 Income taxes payable                                                            --       235,000
                                                                        -----------   -----------
 Total current liabilities                                                1,777,000     2,272,000
                                                                        ===========   ===========

DEFERRED INCOME TAXES                                                       112,000       108,000
COMMITMENTS AND CONTINGENCIES                                                    --            --
REDEEMABLE COMMON STOCK, 163,200 shares at estimated redeemable
 value in excess of insurance proceeds less cash surrender value          3,077,000     3,643,000
STOCKHOLDERS' EQUITY
 Common stock-authorized, 1,000,000 shares of $1 par value; issued and
 outstanding, 598,800 shares, exclusive of 163,200 redeemable shares        599,000       599,000
 Retained earnings                                                        8,416,000     6,852,000
                                                                        ===========   ===========
                                                                          9,015,000     7,451,000
                                                                        ===========   ===========

 Net unrealized gain on investment securities available-for-sale              6,000            --
 Less cost of 14,100 shares of common stock held in treasury               (282,000)     (282,000)
                                                                        ===========   ===========
                                                                          8,739,000     7,169,000
                                                                        ===========   ===========
                                                                        $13,705,000   $13,192,000
                                                                        ===========   ===========




The accompanying notes are an integral part of these statements.

              THE GOODHEART-WILCOX COMPANY, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF EARNINGS


                                                        Year Ended April 30,
                                               -------------------------------------
                                                  1996         1995         1994
                                                  ----         ----         ----
SALES                                          $14,645,000  $14,708,000  $12,641,000
Cost of goods sold                               5,196,000    4,590,000    3,973,000
                                               -----------  -----------  -----------
GROSS PROFIT                                     9,449,000   10,118,000    8,668,000
                                               -----------  -----------  -----------
Operating expenses
 Selling, general and administrative             5,693,000    5,511,000    4,967,000
 Royalties                                       1,516,000    1,543,000    1,320,000
                                               -----------  -----------  -----------
                                                 7,209,000    7,054,000    6,287,000
                                               -----------  -----------  -----------
OPERATING PROFIT                                 2,240,000    3,064,000    2,381,000
                                               -----------  -----------  -----------
Other income (expense)
 Loss on sale of investment securities                  --           --      (15,000)
 Interest                                          198,000      212,000      101,000
 Other                                              29,000       48,000     (160,000)
                                               -----------  -----------  -----------
                                                   227,000      260,000      (74,000)
                                               ===========  ===========  ===========
Earnings before income taxes                     2,467,000    3,324,000    2,307,000
                                               ===========  ===========  ===========
Income taxes                                       871,000    1,307,000      950,000
                                               ===========  ===========  ===========
NET EARNINGS                                   $ 1,596,000  $ 2,017,000  $ 1,357,000
                                               ===========  ===========  ===========
EARNINGS PER SHARE                             $      2.13  $      2.70  $      1.81
                                               ===========  ===========  ===========
Weighted average number of shares outstanding      747,900      747,900      747,900
                                               ===========  ===========  ===========




The accompanying notes are an integral part of these statements.

THE GOOHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


For the three years ended April 30, 1996
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                            Net unrealized gain (loss)
                                                 Common         Retained     on investment securities    Treasury
                                                 stock          Earnings        available-for-sale        Stock            Total
                                                 ------         --------    --------------------------   --------          -----
Balance at May 1,1993                           $599,000       $5,612,000           $(15,000)           $(282,000)      $5,914,000
Net earnings for the year                                       1,357,000                                                1,357,000
Change in estimated value of redeemable
  common stock in excess of insurance
  proceeds                                                        (65,000)                                                 (65,000)
Net change in unrealized gain (loss) on
  investment securities available-for-sale                                            15,000                                15,000
Cash dividends declared ($.70 per share)                         (524,000)                                                (524,000)
                                                --------       ----------           --------            ---------       ----------
Balance at April 30, 1994                       $599,000       $6,380,000           $     --            $(282,000)      $6,697,000
Net earnings for the year                                       2,017,000                                                2,017,000
Change in estimated value of redeemable
  common stock in excess of insurance
  proceeds                                                       (947,000)                                                (947,000)
Cash dividends declared ($.80 per share)                         (598,000)                                                (598,000)
                                                --------       ----------           --------            ---------       ----------
Balance at April 30, 1995                       $599,000       $6,852,000           $     --            $(282,000)      $7,169,000
Net earnings for the year                                       1,596,000                                                1,596,000
Change in estimated value of redeemable
  common stock in excess of insurance
  proceeds                                                        566,000                                                  566,000
Net change in unrealized gain (loss) on
  investment securities available-for-sale                                             6,000                                 6,000
Cash dividends declared ($.80 per share)                         (598,000)                                                (598,000)
                                                --------       ----------           --------            ---------       ----------
Balance at April 30, 1996                       $599,000       $8,416,000           $  6,000            $(282,000)      $8,739,000
                                                ========       ==========           ========            =========       ==========





        The accompanying notes are an integral part of these statements.

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                          Year Ended April 30,
                                                                                 --------------------------------------
                                                                                    1996          1995         1994
                                                                                    ----          ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                                                   $ 1,596,000   $ 2,017,000   $1,357,000
  Adjustments to reconcile net
  earnings to net cash provided
  by operating activities
    Depreciation expense                                                              91,000        93,000       73,000
    Amortization of prepublication costs                                             851,000       622,000      601,000
    Provision for (recovery of) doubtful
      receivables and sales returns                                                  (70,000)      544,000       16,000
    Deferred income taxes                                                             33,000       (56,000)      82,000
    Loss on sale of investment                                                            --            --       15,000
    Changes in operating assets and liabilities
      Accounts receivable                                                           (192,000)     (326,000)    (301,000)
      Inventories                                                                   (318,000)      (76,000)     334,000
      Other assets                                                                   (33,000)       90,000      (35,000)
      Accounts payable                                                              (126,000)      202,000      (23,000)
      Income taxes payable                                                          (271,000)      207,000      (61,000)
      Accrued expenses                                                              (134,000)      188,000       33,000
      Net cash provided by operating
        activities                                                                 1,427,000     3,505,000    2,091,000
CASH FLOWS FROM INVESTING ACTIVITIES:                                            -----------     ---------    ---------
  Purchases of property and equipment                                             (1,608,000)     (127,000)    (104,000)
  Purchases of prepublication costs                                               (1,393,000)     (877,000)    (671,000)
  Proceeds from sale of investment securities
    available-for-sale                                                                 4,000            --       79,000
  Change in cash surrender value of
    officer's life insurance                                                        (174,000)      (50,000)     180,000
  Net cash used in
    investing activities                                                          (3,171,000)   (1,054,000)    (516,000)
CASH FLOWS FROM FINANCING ACTIVITIES:                                            -----------    ----------     --------
  Dividends paid                                                                    (598,000)     (561,000)    (486,000)
    Net cash used in financing activities                                           (598,000)     (561,000)    (486,000)
                                                                                 -----------   -----------   ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:                             (2,342,000)    1,890,000    1,089,000
Cash and cash equivalents at beginning of year                                     7,460,000     5,570,000    4,481,000
                                                                                 -----------   -----------   ----------
Cash and cash equivalents at end of year                                         $ 5,118,000   $ 7,460,000   $5,570,000
SUPPLEMENTAL DISCLOSURE OF CASH FLOW                                             -----------   -----------   ----------
INFORMATION:
Cash paid during the year for income taxes                                       $ 1,109,000   $ 1,137,000   $  928,000
SUPPLEMENTAL DISCLOSURE OF NON-CASH                                              -----------   -----------   ----------
ACTIVITY:
Unrealized gain (loss) on investment securities
  available-for-sale                                                             $     6,000            --    $  15,000
                                                                                 -----------   -----------    ---------



The accompanying notes are an integral part of these statements.

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

FIVE YEAR SUMMARY
                                                                     Year Ended April 30,
                                            1996            1995            1994           1993            1992
                                        -----------     -----------     -----------     -----------     -----------
SELECTED INCOME STATEMENT
DATA:
   Sales                                $14,645,000     $14,708,000     $12,641,000     $11,873,000     $11,081,000
   Costs and expenses                    12,405,000      11,644,000      10,260,000      10,061,000       9,766,000
   Other income (expense), net              227,000         260,000         (74,000)        108,000         154,000
   Income taxes                             871,000       1,307,000         950,000         700,000         529,000
   Net earnings                           1,596,000       2,017,000       1,357,000       1,220,000         940,000
- -------------------------------------------------------------------------------------------------------------------
   Earnings per share                   $      2.13     $      2.70     $      1.81     $      1.63      $     1.25
- -------------------------------------------------------------------------------------------------------------------
   Weighted average number
      of shares outstanding                 747,900         747,900         747,900         747,900         750,250
- -------------------------------------------------------------------------------------------------------------------
   Dividends per share                  $       .80     $       .80     $       .70     $       .60      $      .60
- -------------------------------------------------------------------------------------------------------------------
SELECTED BALANCE SHEET DATA:
   Total assets                         $13,705,000     $13,192,000     $11,136,000     $10,307,000      $9,261,000
   Redeemable common stock                3,077,000       3,643,000       2,696,000       2,631,000       1,731,000
   Total stockholders' equity             8,739,000       7,169,000       6,697,000       5,914,000       6,035,000
- -------------------------------------------------------------------------------------------------------------------

COMMON STOCK PRICE RANGES AND DIVIDENDS
        Stock prices represent high and low closing bids


                                                              Cash
Fiscal                          Price Range                 Dividend
Quarter                  Low                 High           Declared
- --------------------------------------------------------------------
1Q96                     $21                 $23             $   --
2Q96                      24 1/2              26 1/2             --
3Q96                      24 3/4              26 1/2            .40
4Q96                      25 1/2              27                .40
- --------------------------------------------------------------------
1Q95                     $17                 $20             $   --
2Q95                      18                  21                 --
3Q95                      18 1/2              21                .40
4Q95                      19                  22                .40


Fiscal year ends April 30

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS APRIL 30, 1996, 1995 AND 1994

     NOTE A -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Goodheart-Willcox Company, Inc., a Delaware corporation, publishes textbooks on trade and technical, family and consumer sciences, technology, and vocational subjects. The Company's activities include the search for authors, the procurement and editing of manuscripts, and the design, illustration, and marketing of its textbooks and supplements. Printing and binding of books are done by outside contractors. The Company's sales are primarily domestic, and the Company's customer base includes state schools and community colleges. Historically the Company has experienced its highest level of sales in the first and second quarter and its lowest level in the fourth quarter. This pattern has resulted from the purchasing habits of its school customers.

     A summary of the significant accounting policies applied in the accompanying consolidated financial statements follows

     Principles of consolidation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, G/W Investment Company, Inc. All significant intercompany transactions have been eliminated in consolidation.

     Revenue recognition. The Company recognizes revenue at the time of shipment from Company warehouse or outside depositories. A provision for estimated returns, consisting of the sales value less related inventory value and royalty costs, is made at time of sale.

     Inventories. Inventories are valued at the lower of cost or market. Cost of inventories was determined by the last-in, first-out (LIFO) and the first-in, first-out (FIFO) methods as summarized below (see Note C):

                                                 April 30,
                                              1996        1995
                                             -----        ----
               Last-in, first-out method   $1,898,000  $1,612,000
               First-in, first-out method      69,000      37,000
                                           ----------  ----------
                                           $1,967,000  $1,649,000
                                           ==========  ==========


     Cost includes the purchase of paper, printing, and binding from outside sources. No allocation of selling and administrative expenses is included in inventories.

     Even though some books will not be sold in the current period, large quantities of books are printed initially for stock, due to economies of scale. Management feels that substantially all books will be sold in the current period and, therefore, classifies all inventories as a current asset.

     Investment securities. Available-for-sale securities are those that management designated as available to be sold in response to changes in market interest rates or liquidity needs. Investment securities available-for-sale are stated at fair value, with the unrealized gains or losses shown as a component of stockholders' equity. Gains or losses on disposition of these securities are determined using the specific identification method.

     Property and equipment. Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided on straight-line and accelerated methods over the estimated useful lives of the assets. Annual depreciation rates range from 20% to 40% for equipment and from 3% to 20% for buildings and improvements.

     Expenditures for repairs and maintenance are charged against income when incurred, and replacements are capitalized. Gains or losses on dispositions of property and equipment are included in income.

     Prepublication costs. The Company capitalizes certain outside contractor costs, primarily artwork, film and preparation costs, associated with creation of the textbooks and supplements. Prepublication costs are amortized over a period of three years, under the straight-line method.






     Advertising costs. The Company expenses advertising costs as incurred. Advertising costs were $369,000 in 1996, $381,000 in 1995 and $297,000 in
     1994.




                                                Notes continued on page 8

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS APRIL 30, 1996, 1995, AND 1994 CONTINUED


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-CONTINUED

Editorial costs. Editorial costs are charged to expense as incurred.

Income taxes. Deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts.

Earnings per share. Earnings per share is computed on the weighted average number of shares outstanding for the period.

Cash equivalents. The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The cost of cash equivalents approximates fair value.

Reclassifications. Certain 1995 amounts have been reclassified to conform with the 1996 presentation.

Pervasiveness of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B - INVESTMENT SECURITIES

The amortized cost, unrealized gains and losses, and fair value of the company's investment securities are as follows:

                                            Gross       Gross     Estimated
                               Amortized  Unrealized  Unrealized    Fair
                                 Cost       Gains       Losses      Value
                               ---------  ----------  ----------  ---------
     April 30, 1996:
     Avaliable-for-sale:
      Municipal Income Trusts    $85,000      $6,000          --    $91,000
     April 30, 1995:             -------      -------    -------    -------
     Available-for-sale:
      Municipal Income Trusts    $85,000      $    --     $   --    $85,000
      Common Stocks                4,000           --         --      4,000
                                 -------      -------    -------    -------
                                 $89,000      $    --     $   --    $89,000
                                 =======      =======    =======    =======


Available-for-sale securities shown above do not have contractual maturities.

NOTE C - INVENTORIES

Inventories consist of the following:   1996           1995
                                      ----------     ----------
Raw materials                       $   78,000     $  105,000
 Work in process                         69,000         37,000
 Finished goods                       1,820,000      1,507,000
                                      ---------      ---------
                                     $1,967,000     $1,649,000
                                      =========      =========



Inventories would have been $2,645,000 and $2,301,000 higher at April 30, 1996 and 1995, respectively, if the first-in, first-out method of accounting had been used on all inventories. The use of the LIFO method, as opposed to the FIFO method, had the effect of decreasing net earnings by approximately $228,000 (.30 per share), $103.000 (.14 per share), and $83,000 (.11 per share)
for the years ended April 30, 1996, 1995, and 1994, respectively.


8                                                     Notes continued on page 9

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS APRIL 30, 1996, 1995, AND 1994 continued


NOTE D - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:                      1996          1995
                                                                   ----------     ----------
 Land                                                              $  814,000     $  125,000
 Building and improvements                                          1,027,000      1,026,000
 Equipment                                                            840,000        754,000
                                                                   ----------     ----------
                                                                    2,681,000      1,905,000
 Less accumulated depreciation                                      1,263,000      1,172,000
                                                                   ----------     ----------
                                                                    1,418,000        733,000
 Construction in progress                                             835,000          3,000
                                                                   ----------     ----------
                                                                   $2,253,000     $  736,000
                                                                   ==========     ==========


NOTE E - INCOME TAXES

Income tax expense (benefit) consists of the following:

  Currently payable:                                        1996          1995          1994
                                                         --------      ----------     --------
  Federal                                                $683,000      $1,078,000     $708,000
  State                                                   155,000         285,000      160,000
                                                         --------      ----------     --------
                                                          838,000       1,363,000      868,000
  Deferred                                                 33,000         (56,000)      82,000
                                                         --------      ----------     --------
                                                         $871,000      $1,307,000     $950,000
                                                         ========      ==========     ========




The tax effects of the existing temporary differences that give rise to deferred tax assets and liabilities at April 30, are as follows:

                                                             1996                          1995
                                                          ---------                     ---------
 Deferred tax assets
 Inventory capitalization                                 $ 327,000                     $ 333,000
 Accrued compensation                                       103,000                        96,000
 Allowance for doubtful receivables and sales returns        46,000                        76,000
                                                          ---------                     ---------
                                                            476,000                       505,000
 Deferred tax liabilities
 Depreciation                                              (112,000)                     (108,000)
                                                          ---------                     ---------
 Net deferred tax asset                                   $ 364,000                     $ 397,000
                                                          =========                     =========



The components of the deferred tax expense (benefit) are as follows:

                                                                1996              1995              1994
                                                              --------         --------           -------
 Excess of tax over book depreciation                         $  4,000         $  3,000           $ 3,000
 Inventory capitalization                                        6,000            6,000            67,000
 Accrued compensation                                           (7,000)           5,000            (2,000)
 Allowance for doubtful receivables and sales returns           30,000          (70,000)               --
 Other                                                              --               --            14,000
                                                              --------         --------           -------
                                                              $ 33,000         $(56,000)          $82,000
                                                              ========         ========           =======

                                                     Notes continued on page 10

THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS APRIL 30, 1996, 1995, AND 1994 continued

NOTE E - INCOME TAXES-CONTINUED

A reconciliation of income taxes computed at the Federal statutory rate (34%) and income tax expense is as follows:

                                                  1996         1995        1994
                                                --------   ----------   --------
 Federal income taxes at statutory rate         $839,000   $1,130,000   $784,000
 State income taxes-net of Federal tax benefit   102,000      196,000    116,000
 Municipal bond interest exemption               (65,000)     (52,000)   (26,000)
 Officer's life insurance                        (16,000)      17,000     61,000
 Other                                            11,000       16,000     15,000
                                                --------   ----------   --------
                                                $871,000   $1,307,000   $950,000
                                                ========   ==========   ========


NOTE F - EMPLOYEE BENEFIT PLANS

The Company has a profit sharing plan, covering all full-time employees, to which both the Company and eligible employees may contribute. Company contributions are voluntary and at the discretion of the Board of Directors. Annual contributions by the Company cannot exceed 15% of eligible compensation. Company contributions were $318,000 in 1996, $306,000 in 1995, and $269,000 in
1994. Effective May 1, 1994, the Company adopted The Goodheart-Willcox Company, Inc. Supplemental Executive Retirement Plan for the benefit of certain management employees as determined by the Board of Directors. The purpose of the plan is to provide additional benefits for those participants who have profit sharing benefits limited by the Internal Revenue Code. The Company's contributions to the plan were $7,500 in 1996 and $7,500 in 1995.

NOTE G - COMMITMENTS AND CONTINGENCIES

Under an agreement between the Company and a principal stockholder/officer, the Company will purchase approximately 163,200 shares of the Company's stock owned by him upon his death. The purchase price will be based on the fair market value of the Company's shares at that time, as determined by a named third party. The excess of the estimated fair market value of the mandatorily redeemable shares over the amount of life insurance, net of cash surrender value, carried to meet a portion of the Company's obligation under this agreement has been segregated from stockholders' equity.

Prior to fiscal 1994, the life insurance was with Executive Life Insurance Company, held in conservatorship by the California Department of Insurance. In fiscal 1994, the California Department of Insurance approved the sale of Executive Life to Aurora National Life Assurance Company (Aurora). Under the terms of the sale, Aurora assumed the obligations of the restructured policies of Executive Life. In connection with the restructuring of Executive Life and the sale to Aurora, the Company recorded in other expenses a fourth quarter charge in fiscal 1994 of $180,000 for the reduction in the cash surrender value of the life insurance. Aurora has assumed all policy obligations, thus no reduction has been made in the amount of insurance proceeds available for stock redemption upon the death of the principal stockholder.

The Company has entered into employment agreements with the chairman of the board of directors and president that provide for annual compensation and certain other benefits including death benefit payments equal to two years salary. The present value of the estimated death benefit payable under these agreements of approximately $160,000 is included in accrued compensation at April 30, 1996 and 1995.

In May 1995, the Company acquired property in Tinley Park, Illinois, for approximately $738,000 upon which it is constructing a warehouse and office building. It is anticipated the building will be completed for occupancy in early fiscal 1997 at a total cost exclusive of land of approximately $2,798,000.



10
                                                   Notes continued on page 11

THE GOODHEART-WILLCOX COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS APRIL 30, 1996, 1995, AND 1994 continued

NOTE H - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                    Net earnings (loss)
                                                                ------------------------
                                       Net sales   Gross profit    Total       Per share
                                     -----------   -----------  ----------     ---------
 FISCAL YEAR 1996
  FIRST                              $ 4,373,000   $ 3,110,000  $  796,000       $1.06
  SECOND                               5,111,000     3,328,000     810,000        1.09
  THIRD                                2,933,000     1,777,000      41,000         .05
  FOURTH                               2,228,000     1,234,000     (51,000)       (.07)
                                     -----------   -----------  ----------       -----
                                     $14,645,000   $ 9,449,000  $1,596,000       $2.13
                                     ===========   ===========  ==========       =====
 Fiscal year 1995
  First                              $ 4,431,000   $ 3,204,000  $  940,000       $1.26
  Second                               5,853,000     4,115,000   1,269,000        1.69
  Third                                2,737,000     1,716,000      97,000         .13
  Fourth                               1,687,000     1,083,000    (289,000)       (.38)
                                     -----------   -----------  ----------       -----
                                     $14,708,000   $10,118,000  $2,017,000       $2.70
                                     ===========   ===========  ==========       =====


The quantities and costs used in calculating cost of goods sold on a quarterly basis include estimates of the annual LIFO effect. The actual effect cannot be known until the year-end physical inventory is completed and quantity and price indices developed. The quarterly cost of goods sold above includes such estimates.

THE GOODHEART-WILLCOX COMPANY, INC.

STATEMENT OF MANAGEMENT RESPONSIBILITIES

          The management of Goodheart-Willcox Company, Inc. is responsible for the integrity and objectivity of the financial and operating information contained in this Annual Report. The consolidated financial statements were prepared in conformity with generally accepted accounting principles and include amounts that are based on the best estimates and judgments of management. The audit report of Grant Thornton LLP on these financial statements is the result of their audit performed in accordance with generally accepted auditing standards.

          The Company maintains a system of internal financial controls designed to provide management with reasonable assurance that transactions are executed in accordance with appropriate authorization, assets are properly safeguarded, and accounting records may be relied upon for the preparation of financial statements. This system includes written policies and procedures and an organizational structure that segregates duties.

          The Audit/Compensation Committee of the Board of Directors has an oversight role in the area of financial reporting and internal controls. This committee meets several times each year with management and Grant Thornton LLP to monitor the proper discharge of each of their respective responsibilities. Grant Thornton LLP has free access to management and to the Audit/Compensation Committee to discuss the results of their activities and adequacy of controls.

/s/ George A. Fischer                     /s/ John F. Flanagan
George A. Fischer                         John F. Flanagan
Chairman of the Board                     President and Chief Executive Officer



REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
THE GOODHEART-WILLCOX COMPANY, INC. AND SUBSIDIARY
SOUTH HOLLAND, ILLINOIS

          We have audited the accompanying consolidated balance sheets of The Goodheart-Willcox Company, Inc. and Subsidiary as of April 30, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended April 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
          We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Goodheart-Willcox Company, Inc. and Subsidiary as of April 30, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended April 30, 1996, in conformity with generally accepted accounting principles.





/s/ Grant Thornton LLP


Chicago, Illinois

May 31, 1996

THE GOODHEART-WILCOX COMPANY, INC.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

          OPERATING RESULTS

          The Company's sales for fiscal 1996 decreased $63,000 or less than one-half percent from the previous fiscal year. The net sales decrease for fiscal 1996 is attributed to the lack of significant state textbook adoptions and weaker orders from open territories during the first two quarters of the fiscal year when a majority of the seasonal sales are recorded. In fiscal 1995, sales increased $2,067,000 or approximately 16% over the previous fiscal year due to generally stronger demand for new and revised Goodheart-Willcox products, including strong state adoption orders from Indiana, Florida, and Georgia. In fiscal 1994, sales increased $768,000 or approximately 6% over the previous fiscal year due to the sales of new and revised titles outside of the typical state adoption cycle coupled with sales in two adoption calls from Florida and Texas. State textbook adoptions, which contribute substantially to the Company's sales, historically have been held at regular, predictable intervals. During the past several years, the intervals for several states have been significantly increased. Selective price increases are made each year on a product by product basis after considering the costs of paper, printing, and binding, the overhead contribution, and competitive pricing. The selective price increases will not totally offset any significant decline in school expenditures for textbooks and supplements as witnessed in the first two quarters of fiscal 1996. The reserve for future sales returns is reviewed and modified slightly on a quarter by quarter basis as the sales mix continues to shift from the middle and senior high schools to community college bookstores where the number of books and supplements returned occur with greater volume. The reserve for future returns may experience minor fluctuations to reflect current business practices and expectations of the return rate for various product categories and markets.

          The cost of goods sold as a percentage of sales in fiscal 1996 was 35% compared to 31% in both fiscal 1995 and fiscal 1994. The change in the ratio of the cost of goods sold as a percentage of sales for fiscal 1996 was primarily attributed to the increase in the cost of paper with an added influence due to the substantial investment in the revision of a number of major backlist titles. As stated in the annual report one year ago "It is possible that the Company will not be able to pass through all of the paper price increases to our customers." Factors affecting the ratio of the cost of goods sold as a percentage of sales are the result of decisions regarding selective selling price increases, adjustments to the print and reprint quantities, and the application of computer technology by outside suppliers permitting more rapid creation preparation, shorter press runs, reduction in manufacturing time, and consistently high quality allowing Goodheart-Willcox to better control the unit cost of textbooks and supplements. Management decisions must be balanced between the cost of goods sold as a percentage of sales versus the timing of when new or revised products come to market and contribute to sales.

          Operating expenses consisting of royalties as well as selling, general, and administrative expenses increased $155,000 or approximately 2% over the previous fiscal year. This compares to an increase of $767,000 or approximately 12% from the previous year over fiscal 1994. Selling, general, and administrative cost as a percentage of sales for fiscal 1996 was approximately 39% compared to 37% in fiscal 1995 and 39% in fiscal 1994. The ratio for fiscal 1996 reflects added investment in editorial capacity, staffing an additional sales territory with the associated sampling cost, and the addition of personnel in the administrative area. A major component of the operating expenses is the distribution of sample textbooks and supplements as a marketing tool unique to the textbook publishing industry. In fiscal 1996, sampling expenses were $440,000 compared to $342,000 in fiscal 1995 and $425,000 in fiscal 1994.

          The half a percent decrease in net sales for fiscal 1996 coupled with a 35% cost of goods sold as a percentage of sales and a 2% increase in the operating expenses resulted in income from operations of $2,240,000 or a decrease of approximately 27% under the previous year's record income from operations of $3,064,000. In fiscal 1995, a 16% increase in net sales coupled with a 31% cost of goods sold as a percentage of sales and a 12% increase in operating expenses increased the Company's income from operations by $683,000 over the previous fiscal year's income from operations of $2,381,000. In fiscal 1994, a 6% increase in net sales coupled with a 31% cost of goods sold as a percentage of sales and a 6% increase in operating expenses increased the Company's income from operations by $569,000 over the previous fiscal year's income from operations of $1,812,000. Other income for fiscal 1996 was $227,000 due to reduced interest income and reduced royalty income as titles licensed to other publishers become dated. Other income for fiscal 1995 was $260,000 due to the rise in interest rates combined with the Company's increase in cash and cash equivalents. For fiscal 1994, other income (expense) was ($74,000) due primarily to the $180,000 reduction in the cash surrender value of the life insurance policy carried to redeem the mandatorily redeemable common stock. The Company's fiscal year end of April 30 divides




                       Management's Discussion and Analysis continued on page 14

THE GOODHEART-WILLCOX COMPANY, INC.

          the purchasing patterns of its school customers such that the major marketing and inventory buildup efforts occur at the end of the fiscal year, while resulting sales primarily follow in the first two quarters of the next fiscal year.

          LIQUIDITY

          Cash and cash equivalents totaled $5,118,000 at April 30, 1996, a decrease of $2,342,000 from the year ending April 30, 1995. The company had no outstanding long term debt at April 30, 1996 or 1995. As shown in the cash flow statements, the cash provided by the operating activities of the Company amounted to $1,427,000 for fiscal 1996 as compared to $3,505,000 for fiscal 1995, a decrease of $2,078,000 which is attributable principally to the decrease in net earnings after adjustments to accounts covering amortization of prepublication costs, provision for doubtful receivables and sales returns, accounts receivable, inventories, accounts payable, and income taxes payable. In fiscal 1995 the cash provided by the operating activities of the Company amounted to $3,505,000 as compared to $2,091,000 for fiscal 1994, an increase of $1,414,000 which is attributable principally to the increase in net earnings with other adjustments to accounts covering provision for doubtful receivables and sales returns, deferred income taxes, accounts receivable, inventories, accounts payable, and income taxes payable. The changes in assets and liabilities for fiscal 1996 include a decrease in cash and cash equivalents as well as an increase in accounts receivable from the better than expected sales in the third and fourth quarters, an increase in inventories from the substantial efforts to revise major titles, an increase in prepublication services for new and revised products under development, and increase in property and equipment from the construction of the new facility, and a decrease in income taxes payable. The changes in assets and liabilities for fiscal 1995 include an increase in the cash and cash equivalents as well as an increase in inventories due to the addition of new products and replenishing the warehouse following a successful shipping season, an increase in prepublication investment, an increase in accounts payable, an increase in accrued compensations due to the timing of the distribution of the end-of-year checks, and an increase in income taxes payable. There have been no changes in Goodheart-Willcox business practices including credit terms, collection efforts, and return policies from previous years.

          Investment in new and revised products for fiscal 1996 was $1,393,000 or an increase of $516,000 more than the $877,000 invested in fiscal 1995 for the purchase of publication services. Prepublication products and services amounted to $671,000 in fiscal 1994. The rate of investment in new and revised products as a percentage of sales for fiscal 1996 was approximately 9.5%, compared to an investment rate of 6% in fiscal 1995 and 5% in fiscal 1994. The Company currently intends to maintain an aggressive pace of prepublication investment in products and services in future quarters to maintain a publishing program of adding new titles and products to the lines while revising a backlist of products to match marketing needs. With advances in general technology, the magnitude of revision efforts required to keep the industrial and technical books up to date has increased the investment allocations. The investment in new hardware and software to keep Goodheart-Willcox advancing with technology is an on-going process which required $31,000 in fiscal 1996, compared to $74,000 in fiscal 1995 and $104,000 in fiscal 1994. In fiscal 1996 there was $4,000 of investing activity in marketable securities while in fiscal 1995 there were no investing activities relating to marketable securities, compared to fiscal 1994 when $79,000 was received from the sale of marketable securities. In fiscal 1996, $832,000 was invested in construction for the new warehouse/office facility being built in Tinley Park, Illinois.

          The primary financing use of cash in each of the last three years was the payment of dividends at the rate of $.80 per share in both fiscal 1996 and fiscal 1995, and $.70 per share in fiscal 1994.

          The first and second quarters historically have displayed increased shipments and increased growth in accounts receivable while inventory declines. The fourth quarter has historically displayed an anticipated growth in inventories as new and revised products are published for the next calendar/copyright year and for the next marketing cycle. The nature of selling products such as textbooks and supplements into the school market with two separate semesters tends to affect the periodic liquidity of the Company due to the required buildup of inventory for the anticipated needs of schools opening in the fall.

          CAPITAL RESOURCES

          It is anticipated that the future capital needs of the Company will be met from internally generated funds. The investment in computer hardware and software for various departments within Goodheart-Willcox will be met



                     Management's Discussions and Analysis Continued on page 15
14

THE GOODHEART-WILLCOX COMPANY, INC.

          from cash flow from operating activities. In fiscal 1997, the investment in prepublication products and services is expected to increase over the pattern established in previous years with plans to revise popular backlist titles while adding new titles and products to the Company's line.

          In the first quarter of fiscal 1996, the Company acquired 5.9 acres in Tinley Park, Illinois for approximately $738,000 on which it is constructing a warehouse and office facility. The Company intends to relocate the entire business operation including editorial, creative, sales and marketing, and distribution to the new facility which is located approximately eight miles from the current South Holland facility. The site was selected with the intention of retaining all of the present talented employees as a productive workforce for future growth. The present South Holland facility has been placed on the market for sale. It is anticipated the new structure will be completed for occupancy in early fiscal 1997 at a total cost of approximately $2,798,000 using existing capital resources. In addition, existing capital resources will be used to acquire comprehensive tele/data cabling and a new telephone system to improve customer servicing, new furnishings to increase employee productivity, and new racking and added conveyor systems to strengthen warehousing and distribution capability.

          THE EFFECTS OF INFLATION

          Inflation affects the Company due to increases in the cost of materials and services. In fiscal 1995 and in the first three quarters of fiscal 1996, the Company experienced some tightening of suppliers schedules and some price increases which appear to be more inflationary than patterns experienced in previous fiscal years.
          Paper used to replenish inventory and to print new products or reprint existing products has experienced dramatic price swings. Products printed and bound in the third and fourth quarters of fiscal 1996 using the more costly paper available will be sold primarily in the first and second quarters of fiscal 1997. By advanced planning and by shifting grades of paper, the effect of the paper price increases may be delayed. At the close of the third quarter of fiscal 1996, some lead times for paper orders were shortening and there was some softening of paper pricing. The ability to reflect such price increases in the selling prices of Goodheart-Willcox products depends upon the pricing of competing product lines and general market conditions, which may require the Company to absorb part or all of these paper price increases. The Company continues to manage its costs of doing business in these uncertain times by using various suppliers with specialized graphic arts equipment and production capabilities, by obtaining quotations from new suppliers, by reviewing the variety of paper grades appropriate for various titles, by scheduling press runs in batches, and by staying alert to outside opportunities to meet key deadlines.

THE GOODHEART-WILLCOX COMPANY, INC.

CORPORATE INFORMATION

     CORPORATE OFFICE, The Goodheart-Willcox Company, Inc., 123 W. Taft Drive, South Holland, Illinois 60473
     ANNUAL MEETING, The next annual meeting will take place at 9:30 a.m. C.D.T., July 9, 1996, at the Corporate Office, South Holland, Illinois STOCK SYMBOL, GWOX, Over-the-Counter Market
     TRANSFER AGENT, First National Bank of Chicago
     GENERAL COUNSEL, Hedberg, Tobin, Flaherty & Whalen, A Professional Corporation, Chicago
     INDEPENDENT PUBLIC ACCOUNTANTS, Grant Thornton LLP, Chicago
     S.E.C. FORM 10-K AVAILABLE, Copies of the Corporation's annual report on Form 10-K, filed with the Securities and Exchange Commission, will be available to stockholders without charge by written request addressed to the Secretary of the Corporation.

     DIRECTORS
     Walter C. Brown, EdD, Professor Emeritus, Division of Technology, Arizona State University
     Robert C. DeBolt, President and Chief Executive Officer, F.H. Ayer Manufacturing Co.
     George A. Fischer, Chairman, The Goodheart-Willcox Company, Inc.
     John F. Flanagan, President, Chief Executive Officer, The Goodheart-Willcox Company, Inc.
     Wilma Pitts Griffin, PhD, CFCS, Professor, Department of Family and Consumer Sciences, Baylor University
     Clois E. Kicklighter, EdD, Dean, School of Technology, Indiana State University Loraine J. Mix, Private Investor

     EXECUTIVE OFFICERS
     George A. Fischer, Chairman
     John F. Flanagan, President, Chief Executive Officer
     Donald A. Massucci, Vice-President, Administration and Treasurer Dick G. Snyder, Vice-President, Sales and Secretary

                                   [GRAPHIC]


     THE GOODHEART-WILLCOX CO., INC., 123 W. TAFT DR. SOUTH HOLLAND, IL
                                   60473-2089